Exhibit 99.1

NEWS RELEASE

March 29, 2016	OTCQX: DPDW

DEEP DOWN REPORTS 2015 RESULTS

HOUSTON, March 29, 2016 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the year ended December 31, 2015.

OPERATING RESULTS

Deep Down reported a net loss of $1.8 million in 2015, or $0.12 loss per diluted share, compared to a net loss of $5.8 million, or $0.38 loss per diluted share in 2014.

Revenues in 2015 were $24.8 million, a decrease of 13% compared to revenues of $28.6 million in 2014. The $3.8 million decrease is primarily the result of customer delays in certain projects caused by low oil prices.

Despite the lower revenues in 2015, gross profit as a percentage of revenues, remained constant at 30 percent, compared to 2014.

Selling, general and administrative expenses (“SG&A”) in 2015 were $9.1 million, or 35 percent of revenues, compared to $9.4 million, or 33 percent of revenues, in 2014. The $0.3 million decrease in SG&A in 2015 is due primarily to a $0.1 million decrease in security costs at our Highway 90 facility and exclusion of $0.2 million of exit costs in 2014 associated with the closure of our Panama office.

Due to the adverse impact of declining oil prices, we recorded goodwill impairment expense of $4.9 million for the year ended December 31, 2014, which eliminated the remaining goodwill balance.

Net interest expense increased $40 thousand in 2015 compared to prior year due to slightly higher interest-bearing debt balances.  Net interest expense for each period was generated by our outstanding bank debt and capital leases and was offset by interest income on invested cash balances.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

Modified EBITDA decreased $1.3 million in 2015 compared to prior year. This was primarily due to a $1.1 million decrease in gross profit in 2015 compared to 2014 and the one-time gain on sale of an asset of $0.3 million in 2014, partially offset by a $0.2 million decrease in share-based compensation, $0.4 million in one-time charges in 2014, and additional equity income recognized in 2015.

LIQUIDITY / CAPITAL RESOURCES

At December 31, 2015, we had working capital of $11.9 million, including cash of $4.3 million. At December 31, 2015, we had no borrowings against our line of credit and on March 14, 2016, we paid off all of our long term debt with proceeds received from the sale of our Channelview location on March 10, 2016. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

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EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, “As the industry adjusts to the new normal of lower oil prices, we continue to be flexible in supporting our customers as they realign their strategies to cope with the volatility of the market. While we have not been immune to the challenges in the industry, we have taken steps to mitigate the pressures we are facing, primarily focusing on cost containment, streamlining our contracting strategies and improving our cash flows.

“Our backlog continues to stay well above $30 million, the majority of which is with operators, with sustained growth in our asset storage and refurbishment business. Having spent the past few years improving our organizational infrastructure, enhancing our workforce, and streamlining our balance sheet, we are optimistic about the future and are grateful for all of our partners, past, present and future.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its annual conference call on Thursday, March 31, 2016 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 76886966.

At the conclusion of the call, a replay will be available until April 14, 2016.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Year Ended
	December 31,
	2015	2014
(in thousands, except per share amounts)
Results of operations data:
Revenues	$24,848	$28,630
Cost of sales	17,301	20,033
Gross profit	7,547	8,597
Total operating expenses	9,318	14,532
Operating loss	(1,771)	(5,935)
Total other (expense) income	(34)	142
Loss before income taxes	(1,805)	(5,793)
Income tax expense	(36)	(10)
Net loss	$(1,841)	$(5,803)

Net loss per share:
Basic	$(0.12)	$(0.38)
Diluted	$(0.12)	$(0.38)

Weighted-average shares outstanding:
Basic	15,104	15,179
Diluted	15,104	15,179

Modified EBITDA data:
Net loss	$(1,841)	$(5,803)
Add back interest expense, net of interest income	247	205
Add back depreciation and amortization	1,704	1,599
Add back income tax expense	36	10
Add back share-based compensation	516	693
Add back goodwill impairment	–	4,916
Add back Panama exit costs	–	188
Add back inventory obsolescence expense	–	205
Modified EBITDA	$662	$2,013

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$2,475	$(145)
Investing activities	(620)	(314)
Financing activities	(2,893)	(3,389)

	December 31, 2015	December 31, 2014
(in thousands)
Balance sheet data:
Cash	$4,274	$5,312
Current assets	16,823	22,015
Current liabilities	4,955	9,754
Working capital	11,868	12,261
Total assets	28,538	34,720
Total debt	2,747	5,615
Total liabilities	4,955	9,754
Stockholders' equity	23,583	24,966

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